Exhibit 99.1

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey 07424

FOR IMMEDIATE RELEASE

Contact:	Andrew A. Krakauer	Richard E. Moyer
	President and CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: (973) 890-7220	Phone: (212) 554-5466

CANTEL MEDICAL BOARD OF DIRECTORS

AUTHORIZES INCREASE IN SEMIANNUAL DIVIDEND

LITTLE FALLS, New Jersey (October 21, 2010) ... CANTEL MEDICAL CORP. (NYSE:CMN) announced today that its Board of Directors approved an increase in its  semiannual cash dividend to $0.06 per outstanding share of the Company’s Common Stock. The dividend is payable on January 28, 2011 to shareholders of record at the close of business on January 14, 2011.

Charles M. Diker, Chairman of the Board, said, “We are pleased to announce the dividend increase, which will raise our annual dividend payment from $0.10 to $0.12 per share. The increase demonstrates Cantel’s strong financial position and our confidence in Cantel’s future performance.”

Cantel Medical Corp. is a leading provider of infection prevention and control products in the healthcare market. Our products include specialized medical device reprocessing systems for renal dialysis and endoscopy, dialysate concentrates and other dialysis supplies, disposable infection control products primarily for the dental industry, water purification equipment, sterilants, disinfectants and cleaners, hollow fiber membrane filtration and separation products for medical and non-medical applications, and specialty packaging for infectious and biological specimens. We also provide technical maintenance for our products and offer compliance training services for the transport of infectious and biological specimens.

For further information, visit the Cantel website at www.cantelmedical.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including, without limitation, the risks detailed in Cantel’s filings and reports with the Securities and Exchange Commission. Such forward-looking statements are only predictions, and actual events or results may differ materially from those projected or anticipated.